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                                                                    Exhibit 10.6

                                AMENDMENT TO THE
                              GENICOM CORPORATION
                               STOCK OPTION PLAN

         AMENDMENT to Genicom Corporation Stock Option Plan (the "Plan") ratified by the Board of Directors of Genicom Corporation (the "Company") by written consent dated as of December 17, 1996:



RESOLVED, that the Board hereby ratifies and confirms the continuation of the Plan since its original termination date and all issuances of shares of the Company's Common Stock under options granted since such date and ratifies and confirms an amendment to the Stock Option Plan to delete the present text of the second sentence of Section 11 of the Stock Option Plan and replace it with the following:

         Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate on June 1, 1997.